Exhibit 99.1

Build-A-Bear Workshop, Inc. Names Tim Kilpin and Sarah Personette to Board of Directors

ST. LOUIS--(BUSINESS WIRE)--February 24, 2016--Build-A-Bear Workshop, Inc. (NYSE:BBW) announced today that Tim Kilpin and Sarah Personette have been appointed to the Company’s board of directors.

Mr. Kilpin, 55, will serve as a member of the Audit Committee and as a member of the Compensation and Development Committee. Ms. Personette, 36, will serve as a member of the Compensation and Development Committee and as a member of the Nominating and Corporate Governance Committee. With the appointment of Mr. Kilpin and Ms. Personette, the Build-A-Bear Workshop Board of Directors now includes nine members, seven of whom are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations. As previously announced, James Gould will not stand for re-election. Accordingly, the size of the Board will be reduced to eight immediately prior to the Company’s Annual Meeting of Stockholders in May 2016.

Mr. Kilpin most recently served as President/Chief Commercial Officer for Mattel, Inc., where he directed all aspects of the company’s global Sales and Marketing operations. Prior to his most recent Commercial role, Mr. Kilpin served as Executive Vice President of the Boys & Girls Global Brands for Mattel, leading Marketing, Product Design & Development, Consumer Products, Content Development and Packaging. During that time, he successfully launched Mattel’s first new intellectual property in more than 30 years: Monster High, which achieved several billion dollars in global retail sales in less than five years.

Before rejoining Mattel in 2003, Mr. Kilpin served as Executive Vice President at The Walt Disney Company, overseeing the creation and development of global cross-category franchise plans for Disney’s stable of content and characters, including Mickey Mouse, Winnie the Pooh, and Disney Princesses, which became a multi-billion dollar franchise under Tim’s guidance. He has served as Board Member of the Toy Industry Association, Licensing Industry Merchandisers’ Association, the Make-A-Wish International Foundation, and the Children Affected by AIDS Foundation. Mr. Kilpin is a graduate of the University of Wisconsin-Whitewater. He and his wife live in Los Angeles, where they raised their two sons.

Ms. Personette, Vice President of Facebook’s Global Business Marketing team, is responsible for providing clients with innovative and effective marketing solutions for their businesses. Prior to rejoining Facebook in 2014, she led Universal McCann’s agency operations in the United States where, as President of the agency, she oversaw strategy, analytics, custom content, cross-channel buying and planning, and business development.

Before joining Universal McCann, Ms. Personette built and led Facebook’s Global Agency team where she led the combination of creative and strategic thinking behind turning cross‐channel campaigns into those fueled by digital insights. She previously served as senior vice president at Starcom Mediavest Group, leading the Mars Wrigley agency of record. Ms. Personette was recently inducted into the American Advertising Federation’s Advertising Hall of Achievement and, in 2014, she was named one of Advertising Age magazine’s top “40 Under 40” marketing stars. In addition to being a Rotary International Paul Harris Fellow, she serves on the Boards of Advertising Women of New York, Northwestern University’s Regional Board, the Reisenbach Foundation, the Angelight Foundation, and the Social Impact for the Ad Council. She is based in Facebook’s New York office, holds a degree from Northwestern University, and is a proud wife and mother of two.

“We are thrilled that Tim and Sarah will be joining our board after a months-long extensive search directed by our Nominating and Corporate Governance Committee. Both professionals are highly accomplished leaders in their respective industries, and offer a wealth of expertise crucial to our success as we continue to execute our stated strategy to evolve to sustained profitable growth and drive long-term shareholder value,” said Sharon Price John, chief executive officer, Build-A-Bear Workshop. “Tim and Sarah’s proven track records and impressive accomplishments are welcome additions to the strong and diverse skill set of our existing board.”

About Build-A-Bear Workshop, Inc.
Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own plush retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE:BBW) posted total revenue of $377.7 million in fiscal 2015. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of the Company’s website at buildabear.com.

Important Additional Information and Where to Find It
Build-A-Bear Workshop, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on April 6, 2015. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO CAREFULLY READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2015 PROXY STATEMENT, THE FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when filed), 2015 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.buildabear.com) or by writing to Eric Fencl, Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Dr., St. Louis, Missouri 63114. No information contained on any website referenced in this press release is incorporated herein by reference.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x 5221